                                                                      Exhibit 99

                            Explanation of Responses

On November 1, 2007 (the "Closing Date"), WPM, L.P., a Delaware limited partnership ("WPM"), purchased 29,732,214 shares of Class A common stock, par value $0.01 per share (the "Class A Common Stock"), of Metavante Technologies,
Inc. (formerly known as Metavante Holding Company), a Wisconsin Corporation (the
"Issuer"), for an aggregate purchase price of $625 million, pursuant to an
Investment Agreement, dated as of April 3, 2007, among the Issuer, M&I LLC
(formerly known as Marshall & Ilsley Corporation), a Wisconsin limited liability company ("M&I"), Metavante Corporation, a Wisconsin corporation, Montana Merger
Sub Inc., a Wisconsin corporation, and WPM (the "Investment Agreement").

In order to facilitate the structure of the transactions contemplated by the
Investment Agreement, at 12:01 a.m. Eastern Daylight Time on the day following the Closing Date, each outstanding share of the Class A Common Stock automatically converted into one share of the Issuer's common stock, par value
$0.01 per share ("Common Stock"). At this time, the rights of WPM with respect to shares of converted Class A Common Stock ceased and WPM was deemed to have become the holder of an equivalent number of shares of Common Stock.

WPM is the direct record owner of 29,732,214 shares of Common Stock, which, as described above, automatically converted from 29,732,214 shares of Class A
Common Stock at 12:01 a.m. Eastern Daylight Time on the day following the
Closing Date. WPM GP, LLC, a Delaware limited liability company ("WPM
GP"), is the sole general partner of WPM. Warburg Pincus Private Equity IX,
L.P., a Delaware limited partnership ("WP IX"), is the sole member of
WPM GP. Warburg Pincus IX LLC, a New York limited liability company
("WP IX LLC"), is the sole general partner of WP IX. Warburg Pincus Partners,
LLC, a New York limited liability company ("WP Partners"), is the sole member of WP IX LLC. Warburg Pincus & Co., a New York general partnership ("WP"), is the managing member of WP Partners. Warburg Pincus LLC, a
New York limited liability company ("WP LLC"), manages WP IX. Messrs.
Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and
Co-Presidents and Managing Members of WP LLC. By reason of the provisions of
Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange
Act"), each of WPM GP, WP IX, WP IX LLC, WP Partners, WP, WP LLC, and Messrs.
Kaye and Landy may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by WPM. Each of WPM GP, WP IX, WP IX LLC,
WP Partners, WP, WP LLC, and Messrs. Kaye and Landy disclaim beneficial ownership of all shares of both the Issuer's Class A Common Stock and Common
Stock except to the extent of any indirect pecuniary interest therein.

James C. Neary, the reporting person, who became a director of the Issuer on
November 1, 2007, upon the completion of the transactions contemplated by the
Investment Agreement, is a general partner of WP and a managing director and member of WP LLC. As such, Mr. Neary may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities Exchange Act of
1934) in an indeterminate portion of the securities reported as beneficially owned by WPM. Mr. Neary disclaims beneficial ownership of such securities except to the extent of any indirect pecuniary interest therein. Mr. Neary does not directly own any shares of Class A Common Stock or Common Stock.